Exhibit 99.1

Coty Announces Executive and Board Appointments

to Accelerate Growth

Pierre Denis to succeed Pierre Laubies as CEO; Pierre-André Térisse promoted to COO

Isabelle Parize and Justine Tan elected non-executive directors

NEW YORK – February 28, 2020 – Coty Inc. (NYSE: COTY) today announced several executive and Board appointments that are designed to help accelerate growth of the business. By summer 2020, upon conclusion of the strategic review that is underway, Pierre Denis will succeed Pierre Laubies as Chief Executive Officer of Coty and Pierre-André Térisse, Chief Financial Officer of Coty, will become Chief Operating Officer while retaining in full his CFO role and responsibilities. Additionally, the Coty Board of Directors has elected Isabelle Parize and Justine Tan non-executive directors, effective February 27, 2020.

Executive Appointments

Since Pierre Laubies joined Coty in November 2018, his operational and financial experience has been instrumental to successfully leading the company’s transformation and completion of the integration of the P&G Beauty Business. This included stepping up the execution of its consumer brands, streamlining its organization and supply chain, and improving free cash-flow, allowing the company to consistently deliver on its financial targets. Mr. Laubies also initiated a strategic review of Coty’s professional and hair businesses and, with the partnership with Kylie Beauty, commenced the company’s expansion into key growth segments.

“In less than 18 months, Pierre Laubies and his team have implemented a number of strategic initiatives to position the company for sustainable growth and long-term success,” said Peter Harf, Chairman of Coty. “On behalf of the Board, I would like to thank Pierre for his decisive contributions to Coty.”

Building on the strong foundation in place, Pierre Denis’ extensive sector experience will be invaluable to accelerating top-line growth across Coty’s core categories: Fragrances, Cosmetics and Skin Care. He will assume responsibility for the Marketing, Sales, Human Resources, R&D and Legal organizations. Mr. Denis is currently CEO of Jimmy Choo Group Limited, a position he has held since July 2012 when he was recruited by JAB, the luxury accessories brand’s owner at the time. He brings 30 years of luxury, beauty and brand experience, having previously served in a variety of leadership roles with LVMH, notably with John Galliano, as well as with Christian Dior.

To support Mr. Denis’ growth agenda, Pierre-André Térisse has been promoted to the newly created position of Chief Operating Officer, focused on securing effective alignment and integration of all support functions. He will retain in full his CFO role and responsibilities.

“Pierre Denis brings a wealth of cosmetics and luxury experience in developed and developing markets, including in Asia, and I have admired his work for many years,” added Mr. Harf. “Pierre will work closely with Pierre-André Térisse, who intimately knows the company’s operations and finances, to ensure that Coty is well-positioned to capture myriad growth opportunities and accelerate top line performance.”

Board Appointments

The Coty Board has elected Isabelle Parize as an independent non-executive director of the Board and Justine Tan as a non-executive director of the Board. Both are effective February 27, 2020.

Ms. Parize brings extensive global cosmetics leadership experience to Coty, having previously served as CEO of perfume and cosmetics retailers Douglas Holding and Nocibé, as well as President of Quest International’s Fragrance Division. Ms. Parize is currently interim CEO of Delsey where, since autumn 2018, she has been leading a significant turnaround strategy. She also serves as a non-executive director of Pandora and Air France-KLM Group.

Ms. Tan is a Partner at JAB, Coty’s controlling shareholder. Ms. Tan brings more than 20 years of experience in investing, banking and operations, having previously been a founding member of Temasek’s US operations, and an investment banker at Goldman, Sachs & Co. She has extensive international experience, having lived in and covered key markets in North America, Europe and Asia, across a range of businesses in the consumer retail, real estate, services and industrials sectors.

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NOTE TO EDITORS – EXECUTIVE BIOGRAPHIES

Pierre Denis

Pierre Denis has served on Coty’s Board of Directors since September 2019. Since July 2012, Mr. Denis has served as the Chief Executive Officer of Jimmy Choo Group Limited. During his tenure with Jimmy Choo, Mr. Denis helped establish the brand’s strong presence in Asia as well as its digital capabilities. Previously, he gained extensive experience in the global fragrances, cosmetics and luxury fashion industries. Mr. Denis joined LVMH’s Perfumes & Cosmetics division in 1992 and became Asia Pacific Managing Director for Parfums Christian Dior in 1999. In 2002, he was appointed Managing Director of LVMH Perfumes and Cosmetics for Asia Pacific and assumed additional responsibility for Christian Dior Couture in 2003. During this time, he led the development of LVMH’s Asia Center of Excellence for the Perfumes & Cosmetics division, paving the way for the company’s robust perfumes, cosmetics, and skincare business in China. In 2006, he became Managing Director of Christian Dior Couture in Europe, the Middle East and India. He was appointed Managing Director for the John Galliano brand in 2008. Mr. Denis is a graduate of ESSEC Business School, Paris.

Pierre-André Térisse

Pierre-Andre Térisse, 53, is a French citizen and holds a master’s degree in finance from EM Lyon Business School. After numerous finance roles at Danone, in Europe and Asia, he was appointed CFO of Altadis. In 2006 he returned to Danone as CFO where, over a 7-year period, he contributed to deleveraging the group, redeploying it into emerging markets and new categories, and building its sustainability framework. In 2015 he assumed the responsibility of Danone businesses in Africa and India. Mr. Térisse joined Coty in early 2019.

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About Coty Inc.

Coty is one of the world’s largest beauty companies with an iconic portfolio of brands across fragrance, color cosmetics, hair color and styling, and skin and body care. Coty is the global leader in fragrance, a strong number two in professional hair color & styling, and number three in color cosmetics. Coty’s products are sold in over 150 countries around the world. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment.

For additional information about Coty Inc., please visit www.coty.com.

For more information, please contact:

Investor Relations

Olga Levinzon, +1 212 389-7733

olga_levinzon@cotyinc.com

Media

Lisa Kessler, +1 917 348-3373

Lisa_Kessler@cotyinc.com

Arnaud Leblin, +33 1 58 71 72 00

Arnaud_Leblin@cotyinc.com

The One Nine Three Group for JAB

Zach Siegel: zach@the193.com